Exhibit 99.2

Script for August Sales Comments -- Thursday, September 1st, 2005
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The following are comments expanding on same-store sales results for Payless
ShoeSource, Inc. during the August reporting period for fiscal year 2005, the four weeks ended August 27th, 2005.

Payless ShoeSource reported that corporate same-store sales increased 6.1 percent during August of fiscal 2005 versus the same period in fiscal 2004.

Total company sales in August were $218.8 million dollars, a 3.9 percent increase from total sales of $210.5 million in August 2004. Sales are from continuing operations in both periods.

Strong categories for the month included women's dress and casual shoes and boy's and girl's shoes. Our weaker categories included men's shoes and accessories.

By region, our business was strongest in the West, followed by the South, the Northeast and the Northcentral.

We were pleased with our August sales results, which reflected positive consumer response to our Back-to-School offerings during the month. Looking forward, we are focused on achieving low single-digit positive same-store sales growth, through more consistent execution of our strategy throughout the Payless organization: building stronger emotional connections with the consumer through enticing product, powerful brand communications and a compelling point of sale experience.

We remain committed to our goal of achieving low single-digit positive same-store sales growth on a consistent basis.

At the end of fiscal August, we were operating 4,627 total stores, including 147 stores in the Central American region, 31 stores in South America and 311 stores in Canada. Also, we are currently evaluating the impact of Hurricane Katrina. As of August 31, approximately 50 of the company's 4,627 stores were temporarily closed due to the impact of the storm.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and the form 10-Q for the period ending April 30, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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